Exhibit 10(gg)
FORM OF PERFORMANCE SHARE UNIT AWARD AGREEMENT
UNDER THE 2020 STOCK PLAN
Grant Date:
Name:
Target Number of Performance Share Units: PSU
Performance Period: The three-year period beginning [date] and ending [date]
Performance Objectives: As set forth on Appendix A hereto
Award of Performance Share Units under the Eaton Corporation plc 2020 Stock Plan
The Compensation and Organization Committee (the “Committee”) of the Board of Directors of
Eaton Corporation plc (the “Company”) at Eaton House, 30 Pembroke Road, Dublin 4, Leinster,
D04 Y0C2, Ireland has granted you an award (the “Award”) of performance share units (the “Performance Share Units”) effective as of xx/xx/xx (the “Grant Date”) under the terms and conditions of the Company’s 2020 Stock Plan, as may be amended or amended and restated from time to time (the “Plan”). Your target number of Performance Share Units (the “Target Number of Performance Share Units”) is set out above. Capitalized terms used without definition in this Performance Share Unit Award Agreement (this “Agreement”) shall have the meanings given to such terms in the Plan. Information concerning the Award is available online through the Eaton Service Center maintained by Fidelity Stock Plan Services (or any successor third party administrator of the Plan) (the “Third-Party Administrator”), which may be accessed through the Company’s website. You are required to accept the Award online at the Eaton Service Center maintained by the Third-Party Administrator, and by accepting the Award, you acknowledge and agree to the terms and conditions set forth herein (including on Appendix B) and in the Plan.
1.    Grant.
(a)The Performance Share Units shall vest contingent on the achievement of the Performance Objectives for the Performance Period and your Continuous Service as provided herein. Each Performance Share Unit shall be considered a “Restricted Share Unit” under the Plan, represents the contingent right to receive one (1) ordinary share, nominal value US$0.01 per share, of the Company (an “Ordinary Share”), and is equivalent in value to the market value of one (1) Ordinary Share.

(b)Except as otherwise provided in the Plan or in Section 2(b) or 12(c) of this
Agreement, any unvested Performance Share Units shall be forfeited and immediately cancelled (i) if your Continuous Service is terminated under any circumstances whatsoever before the end of the Performance Period, including, without limitation, dismissal, resignation, divestiture of operations or retirement, or (ii) to the extent that the Performance Share Units are not earned based on the Company’s achievement of the Performance Objectives for the Performance Period. If any Performance Share Units are forfeited for any reason, you understand that you will not be entitled to any payment of cash or Ordinary Shares in respect of any Performance Share Units so forfeited.
2.    Determination of Payout; Vesting.
(a)Subject to the terms and conditions of this Agreement, to the extent the
Performance Share Units have not been forfeited pursuant to Section 1(b)(i) above, following the completion of the Performance Period, the Committee shall determine the extent, if any, to which the Performance Objectives have been achieved and the percentage of the Target Number of Performance Share Units that have vested in accordance with the Performance Objectives, which percentage may range from 0% to 200% of the Target Number of Performance Share Units. Notwithstanding any other provision of this Agreement to the contrary, the Committee may, in its sole discretion, determine the number of Performance Share Units payable hereunder. Following the Committee’s determination of the achievement of the Performance Objectives for the Performance Period (but within two and one-half months after the end of the Performance Period), the Performance Share Units that have vested in accordance with this Section 2(a) shall be paid by the delivery to you of an equal number of Ordinary Shares, together with payment of any dividend equivalent amount as provided in Section 6 of this Agreement.
(b)Notwithstanding Section 2(a) above, if your Continuous Service terminates prior to the last day of the Performance Period and prior to a Change of Control (i) by reason of death or disability (as determined by the Committee or its delegate) or (ii) for any reason other than death or disability and the Committee or its delegate decides, in its sole discretion, to waive the requirement of Continuous Service through the end of the Performance Period, then, in either case, except as otherwise determined by the Committee pursuant to this Agreement and to the extent permitted by Applicable Laws, you shall remain eligible to vest in a pro-rata portion of the Performance Share Units at the same time as Performance Share Units for the Performance Period have vested for participants whose Continuous Service does not terminate prior to the end of the Performance Period, subject to the attainment of the specified Performance Objectives. The pro-rata portion of the Performance Share Units described in the preceding sentence shall be equal to the product of (A) the number of Performance Share Units that would have vested under this Agreement if your Continuous Service had not terminated prior to the last day of the Performance Period, multiplied by (B) a fraction, the numerator of which is the total number of calendar days from the first day of the Performance Period through the date of termination of your Continuous Service and the denominator of which is 1,095.

3.Nominal Value. To the extent that Ordinary Shares issued upon settlement of the Performance Share Units are newly issued Ordinary Shares, you hereby authorize the Company or any subsidiary to withhold from you via payroll deduction an amount equal to the nominal value, being US$0.01 per share, of such number of newly issued Ordinary Shares, or if such deduction is not made, you will pay or make arrangements with the Company for payment of such amount.

4.Transferability. The Performance Share Units and any Ordinary Shares to be delivered with respect to the Performance Share Units shall be non-transferable until such time as the Ordinary Shares are delivered to you hereunder. You agree not to make, or attempt to make, any sale, assignment, transfer or pledge of any of the Performance Share Units or Ordinary Shares prior to the date on which the Ordinary Shares are delivered to you. Notwithstanding the foregoing provisions of this Section 4, you are permitted to designate one or more primary and contingent beneficiaries to whom any vested Performance Share Units will be payable in the event of your death. The process for designating such beneficiaries is available through the Eaton Service Center maintained by the Third-Party Administrator.
5.Reorganizations, etc. The number of Performance Share Units and the class of shares subject to this Award are subject to adjustment as provided in Section 16 of the Plan.
6.Dividend Equivalents and Voting Rights. You acknowledge that there are no voting or dividend rights associated with the Performance Share Units such as those available to holders of Ordinary Shares. However, from and after the Grant Date and until the time when the Ordinary Shares underlying the Performance Share Units are delivered to you in accordance with this Agreement, the Company will credit your account with a dividend equivalent amount equal to the aggregate dividends paid from the Grant Date through the date the Performance Share Units become vested on a number of Ordinary Shares equal to the number of Performance Share Units finally earned, vested and payable to you pursuant to this Agreement. Subject to and conditioned upon the Performance Share Units becoming earned, vested and payable to you pursuant to this Agreement, the aggregate amount of vested dividend equivalents credited to your account hereunder shall be paid to you in cash (without interest), at the same time that the vested Performance Share Units are paid, and your right to receive any such dividend equivalents shall be automatically and correspondingly forfeited to the extent that the underlying Performance Share Units are forfeited pursuant to the terms of this Agreement and the Plan.
7.Tax Withholdings.
(a)You are responsible for all taxes and social insurance contributions owed by you in connection with any aspect of the grant of the Performance Share Units, regardless of any action the Company takes with respect to any Tax Withholding Obligations (as defined below) that arise in connection with the Performance Share Units. The Company and your employer (the “Employer”) do not make any representation or undertaking regarding the tax treatment or treatment of any tax withholding in connection with the grant, vesting or payment of the Performance Share Units or the subsequent sale of the Ordinary Shares. The Company does not commit and is under no obligation to structure the Performance Share Units to reduce or eliminate your tax liability.
(b)Prior to any event in connection with the Performance Share Units that the Company or the Employer determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social insurance contributions

(the “Tax Withholding Obligation”), you are required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company and/or the Employer. Your acceptance of this Agreement constitutes your instruction and authorization to the Company and/or the Employer to withhold on your behalf the number of Ordinary Shares from those Ordinary Shares issuable to you at the time when the Performance Share Units become vested or payable as the Company determines to be sufficient to satisfy the Tax Withholding Obligation. The value of the Ordinary Shares withheld for such purposes shall be based on the fair market value of the Ordinary Shares on the date of vesting or payment, as applicable, as determined by the Company. To the extent that the Company or an affiliate withholds in Ordinary Shares, it will do so at the minimum statutory rate, except as otherwise approved by the Company not to exceed the maximum statutory tax rate. Should the Company or the affiliate withhold an amount in excess of your actual Tax Withholding Obligation, the Company and/or the Employer will refund the excess, in cash, within a reasonable period and without any interest. You agree (i) to pay the Company and/or the Employer any amount of the Tax Withholding Obligation that is not satisfied by the means described herein or (ii) to the extent permitted by Applicable Laws, for the Company and/or the Employer to deduct cash from your regular salary payroll to cover such additional amounts. If you fail to comply with your obligations in connection with the Tax Withholding Obligation as described in this Section 7(b), the Company may refuse to deliver the Ordinary Shares to you pursuant to this Agreement.
8.No Rights to Continued Employment. You acknowledge that this Award does not in any way entitle you to continued employment with the Company or any of its subsidiaries for any period and does not limit or restrict any right the Company or any of its subsidiaries may have to terminate your employment. Furthermore, the Performance Share Units and your participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any subsidiary or affiliate.
9.Non-Competition. To the extent permitted under Applicable Laws, you expressly acknowledge and agree that in the event that your Continuous Service terminates voluntarily or involuntarily for any reason, with or without Cause, and within twelve (12) months after the payment of the Performance Share Units, you enter into any activity as an employee, agent, officer, director, principal or proprietor which, in the sole judgment of the Management Compensation Committee of the Company (the “Management Committee”), is in competition with the Company or a subsidiary, the amount of the total fair market value of the Ordinary Shares delivered to you upon payment of the Performance Share Units plus any dividend equivalent amount paid to you shall inure to the benefit of the Company, and you agree to promptly pay the same to the Company, unless the Management Committee in its sole discretion shall determine that such action by you is not inimical to the best interests of the Company or its subsidiaries. Additionally, if the Management Committee (in its sole discretion) determines that you have engaged in competition with the Company or a subsidiary at any time prior to payment of the Performance Share Units (regardless of whether your Continuous Service has terminated), the Management Committee has the right to cancel any unvested Performance Share Units (or your right to receive Ordinary Shares with respect to vested Performance Share Units, if applicable), in which case you will not be entitled to any payment of cash or Ordinary Shares in respect of such Performance Share Units. This Section 9 shall survive and continue in full force in accordance with its terms notwithstanding any termination of your Continuous Service or the payment of the Performance Share Units pursuant to this Agreement. Notwithstanding anything herein to the contrary, if you reside in California, this Section 9 shall not apply to you.
10.Non-Solicitation. To the extent permitted under Applicable Laws, you agree that during your Continuous Service and for a period of twelve (12) months from the voluntary or involuntary termination of your Continuous Service for any reason, with or without Cause, you will not, (a) either on your own behalf or for any competing business, directly or indirectly solicit, divert, appropriate, or accept any business from, or attempt to solicit, divert, appropriate, or accept any business from, any customers with whom you had material business contact during the last five (5) years of your Continuous Service, or about whom you have any trade secret information, for the purposes of providing products or services that are the same as or substantially similar to those provided by the Company or a subsidiary, or (b) directly or indirectly solicit, recruit, or encourage current employees of the Company or any of its subsidiaries or employees who have terminated their employment with the Company or any of its subsidiaries or who have been terminated by the Company or any of its subsidiaries within six (6) months of the solicitation, recruitment, or encouragement to terminate employment with the Company or any of its subsidiaries and/or to work in any manner for you or any entity affiliated with you. If in the sole judgement of the Management Committee, it is determined that you have violated the provisions of this Section 10 within twelve (12) months after payment of the Performance Share Units, the total fair market value of any Ordinary Shares delivered to you upon payment of the Performance Share Units plus any dividend equivalent amount paid to you shall inure to the benefit of the Company, and you agree to promptly pay the same to the Company, unless the Management Committee in its sole discretion shall determine that such action by you is not inimical to the best interests of the Company or its subsidiaries. Further, if the Management Committee (in its sole discretion) determines that you have violated the provisions in this Section 10 at any time prior to payment of the Performance Share Units (regardless of whether your Continuous Service has terminated), the Management Committee has the right to cancel any unvested Performance Share Units (or your right to receive Ordinary Shares with respect to vested Performance Share Units, if applicable), in which case you will not be entitled to any payment of cash or Ordinary Shares or dividend equivalent amount in respect of such Performance Share Units. This Section 10 shall survive and continue in full force in accordance with its terms notwithstanding any termination of your Continuous Service or the payment of the Performance Share Units pursuant to this Agreement. Notwithstanding anything herein to the contrary, if you reside in California, this Section 10 shall not apply to you.
11.Other Harmful Activity; Compensation Recovery Policy. To the extent permitted under Applicable Laws, in addition to, and not in limitation of the Company’s rights under Sections 9 and 10 of this Agreement, the Performance Share Units (and any associated dividend equivalent rights) shall be subject to forfeiture and/or repayment to the Company pursuant to Section 20 of the Plan, in the event that the Management Committee determines that you have engaged in Harmful Activity. Further, you expressly acknowledge and agree that, notwithstanding any other provision of this Agreement to the contrary, the Performance Share

Units and any Ordinary Shares and cash payable or paid to you hereunder are subject to reduction, cancellation or reimbursement pursuant to any applicable compensation recovery policy of the Company, as in effect from time to time, including any such policy adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or the rules of any applicable securities exchange. The Company’s recoupment policy in effect on the Grant Date, which has been adopted by the Board and may be amended from time to time (the “Recoupment Policy”), provides that, among other items, Incentive Compensation (as such term is defined in the Recoupment Policy) awarded to any participant may be subject to recoupment in the event of Detrimental Activity (as such term is defined in the Recoupment Policy) which includes (a) dishonest conduct resulting in a felony conviction or (b) willful illegal conduct, fraud, or gross misconduct that is injurious to the Company. In addition, performance based Incentive Compensation awarded to Executive Officers (as such term is defined in the Recoupment Policy) shall be subject to recoupment in the event of an accounting restatement (as such term is described in the Recoupment Policy). Per the Recoupment Policy, the Committee in its sole discretion may determine the method of recoupment. Notwithstanding the foregoing, in the event of any conflict between this Section 11 and the terms of any compensation recovery policy of the Company, including the Recoupment Policy, the terms of the policy will prevail. This Section 11 shall survive and continue in full force in accordance with its terms notwithstanding any termination of your Continuous Service or the payment of the Performance Share Units pursuant to this Agreement.
12.Change of Control.
(a)Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 12 shall govern the Award, to the extent not previously vested or forfeited, in the event of a Change of Control.
(b)If the Performance Share Units are not assumed by the acquiring or surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee, then, notwithstanding Section 2(a) hereof, a prorated portion of the Performance Share Units shall become earned and vested as of the date of the Change of Control, with such prorated portion equal to the product of (i) 100% of the Target Number of Performance Share Units, multiplied by (ii) a fraction, the numerator of which is the total number of calendar days from the first day of the Performance Period through the effective date of the Change of Control and the denominator of which is 1,095. Such prorated portion of the Performance Share Units and any related dividend equivalent amount shall be paid to you within thirty (30) days after the Change of Control by the delivery to you of an equal number of Ordinary Shares, together with payment of any dividend equivalent amount as provided in Section 6 of this Agreement, subject to Section 13 of this Agreement.
(c)If the Performance Share Units are assumed by the acquiring or surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee, then 100% of the Target Number of Performance Share Units shall be deemed to have been earned as of the date of the Change of Control and the

Award shall continue to vest thereafter subject to your Continuous Service through the last day of the originally scheduled Performance Period. Following the last day of the originally scheduled Performance Period (but within two and one-half months thereafter), the Performance Share Units that have vested in accordance with this Section 12(c) shall be paid by the delivery to you of an equal number of Ordinary Shares, together with payment of any dividend equivalent amount as provided in Section 6 of this Agreement, subject to Section 13 of this Agreement.
(d)Notwithstanding Section 12(c) above, if the Performance Share Units are assumed by the acquiring or surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee and, within two (2) years after the Change of Control, your Continuous Service is terminated (i) by the Company or a Subsidiary without Cause, (ii) by you for Good Reason or (iii) by reason of death or disability (as determined by the Committee or its delegate), then a prorated portion of the Performance Share Units shall become vested as of the date of such termination, with such prorated portion equal to the product of (A) 100% of the Target Number of Performance Share Units, multiplied by (B) a fraction, the numerator of which is the total number of calendar days from the first day of the Performance Period through the date of such termination and the denominator of which is 1,095. Such prorated portion of the Performance Share Units shall be paid to you within thirty (30) days after the date of your termination of Continuous Service by the delivery to you of an equal number of Ordinary Shares, together with payment of any dividend equivalent amount as provided in Section 6 of this Agreement, subject to Section 13 of this Agreement.
13.Section 409A of the Code. The Company intends that the Performance Share Units will be exempt from or comply with the requirements of Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance with such intent. In particular, to the extent required to comply with Section 409A of the Code and notwithstanding any other provision of this Agreement to the contrary: (a) the phrase “termination of employment”, “termination of Continuous Service” or words of similar import shall mean your “separation from service” with the Company or any of its subsidiaries within the meaning of Section 409A of the Code; (b) if you are a “specified employee” at the time of your separation from service with the Company or any of its subsidiaries (as determined by the Company in accordance with Section 409A of the Code), then any Performance Share Units and related dividend equivalent amount otherwise payable as a result of your separation from service shall be paid within thirty (30) days after the first business day which is at least six (6) months after your separation from service (or if earlier, within sixty (60) days after your death); and (c) any vested Performance Share Units and related dividend equivalent amount otherwise payable under Section 12(b) hereof as a result of a Change of Control shall not be paid at such time unless the Change of Control qualifies as a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations thereunder and payment at such time is otherwise permitted without the imposition of additional tax under Section 409A of the Code, and if payment of Performance Share Units that become vested upon a Change of Control is not so permitted, payment of such vested Performance Share Units and any related dividend equivalent amount will be made within thirty (30) days after the earlier of the last day of the Performance Period or the date of your separation from service (subject to any six (6)-month delay required to comply with Section 409A of the Code if you are a specified employee as provided herein). Although the Company will use reasonable efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the Performance Share Units is not warranted or guaranteed. You expressly acknowledge and agree that neither the Company, its subsidiaries nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you (or any other individual claiming a benefit through you) as a result of this Agreement or the Performance Share Units granted hereunder.
14.Nature of Grant. In accepting the Award, you acknowledge that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)the grant of the Performance Share Units is voluntary and occasional and does not create any contractual or other right to receive future grants of performance share units, or benefits in lieu of performance share units, even if performance share units have been granted repeatedly in the past and all decisions with respect to future performance share unit grants, if any, will be at the sole discretion of the Company;

(c)you are voluntarily participating in the Plan;
(d)the Performance Share Units and the Ordinary Shares subject to the Performance Share Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and the Performance Share Units and the Ordinary Shares subject to the Performance Share Units are outside the scope of your employment contract, if any;
(e)the Performance Share Units and the Ordinary Shares subject to the Performance Share Units are not intended to replace any pension rights or compensation;
(f)the Performance Share Units and the Ordinary Shares subject to the Performance Share Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any subsidiary or affiliate;
(g)the future value of the underlying Ordinary Shares is unknown and cannot be predicted with certainty;

(h)in consideration of the grant of the Performance Share Units, no claim or entitlement to compensation or damages shall arise if the Performance Share Units are forfeited as a result of the termination of your Continuous Service (for any reason whatsoever and whether or not in breach of local labor laws); and

(i)in the event of the termination of your employment (whether or not in breach of local labor laws), except as otherwise determined by the Committee (or its designee), your Continuous Service and your right to vest in the Performance Share Units under the Plan, if any, will, for purposes of this Agreement, terminate effective as of the date that you are no longer actively providing services and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Management Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of this Agreement.

15.Data Privacy and Data Protection. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer, the Company, and its subsidiaries and affiliates, for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, benefit eligibility, nationality, job title, any Ordinary Shares or directorships held in the Company, details of all Performance Share Units or any other entitlement to Ordinary Shares granted, cancelled, purchased, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (collectively, the “Data”).
You understand that Data will be transferred to the Third-Party Administrator that is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States of America or elsewhere, and that the recipients’ country (e.g., the United States of America) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, the Third-Party Administrator and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, store, process, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary and appropriate amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Please refer to the Eaton Corporation Global Employee/Contractor Privacy Notice, a copy of which has been provided or otherwise made available to you, for more information about the personal information that the Company collects about you and the purposes for which the Company uses such Data. If you are a California resident, such notice is intended to satisfy the Company’s requirements under the California Consumer Protection Act.
16.Non-U.S. Addendum. Notwithstanding any provisions in this Agreement, the Performance Share Units shall also be subject to the special terms and conditions set forth in the addendum attached hereto as Appendix B to this Agreement (the “Non-U.S. Addendum”) for your country, to the extent that you reside outside of the United States of America. Moreover, if you relocate to one of the countries included in the Non-U.S. Addendum, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Non-U.S. Addendum constitutes part of this Agreement.
17.Receipt of Documents in English. By signing this Agreement, you acknowledge that you have agreed to the receipt of this Agreement and all documents related to the Performance Share Units in the English language.
18.Investigations. Notwithstanding anything to the contrary in this Agreement or in any other agreement, contract or arrangement with the Company or its subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its subsidiaries or affiliates (collectively, the “Arrangements”), (a) nothing in the Arrangements or otherwise limits your right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the SEC pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or The Sarbanes-Oxley Act of 2002, or any comparable government agency pursuant to any comparable legislation in jurisdictions outside of the United States of America), and (b) nothing in the Arrangements or otherwise prevents you from, without prior notice to the Company, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations. For purpose of clarification, you are not prohibited from providing information (including documents) voluntarily to the SEC pursuant to Section 21F of the Exchange Act or to any comparable government agencies pursuant to applicable legislation in jurisdictions outside of the United States. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege. The terms of this Section 18 are referred to as the “Protected Rights,” and the terms of this Agreement are subject to the Protected Rights.
19.Legal Fees. You agree that if the Company substantially prevails in any litigation arising out of or relating to this Agreement, the Company shall be entitled to recovery of its reasonable attorneys’ fees and associated costs, in addition to any other relief mentioned herein.

20.Choice of Law, Venue, and Jurisdiction. This Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. You agree that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against you based on or arising out of this Agreement and you hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding against you; and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
21.Severability and Reformation. The parties acknowledge that this Agreement is valid and enforceable only to the extent permitted by Applicable Laws. In the event that Sections 9, 10 or 11 of this Agreement are rendered unenforceable by a court of law or by an arbitral body for any reason, you hereby acknowledge and agree that the Company does not owe you any financial obligation as you are not bound by such section, nor will you seek any compensation from the Company based on this Agreement or any provision thereof. You agree that if any particular paragraphs, subparagraphs, sections, phrases, words, or other portions of this Agreement are determined by an appropriate court to be overbroad, invalid, or unenforceable as written, they shall be modified as necessary to be made valid or enforceable, and such modification shall not affect the remaining provisions of this Agreement, or, if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.
22.Plan Controls; Entire Agreement. The terms and conditions of the Plan shall apply to the Performance Share Units, and anything contained in this Agreement inconsistent with or in violation of the terms and conditions of the Plan shall be of no force or effect and shall not be binding upon the Company or you. The Plan and this Agreement represent the entire agreement and understanding between you and the Company with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings, whether written or oral.
23.Miscellaneous. The Committee (or its delegate) shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any Performance Share Units without your consent unless, subject to the terms of the Plan, any such amendment or termination adversely affects your Award in a material way, in which event your written consent will be required. Furthermore, the Company shall make reasonable efforts to comply with all applicable federal, state and foreign securities laws in connection with this Award (including with respect to the grant of the Award); provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any of the Ordinary Shares covered by this Agreement if the issuance thereof would result in violation of any such law.

Appendix A
Executive Strategic Incentive Program (ESIP) Performance Criteria